EXHIBIT 99(d)

                      AUDITED FINANCIAL STATEMENTS OF

                         UNITED TRUST GROUP, INC.

                       Independent Auditors' Report



Board of Directors and Shareholders
United Trust Group, Inc.


     We have audited the accompanying consolidated balance sheets of United Trust Group, Inc. (an Illinois corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Trust Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     We have also audited Schedule I as of December 31, 1998, and Schedules II, IV and V as of December 31, 1998 and 1997, of United Trust Group, Inc. and subsidiaries and Schedules II, IV and V for each of the three years in the period then ended. In our opinion, these schedules present fairly, in all material respects, the information required to be set forth therein.




                                   KERBER, ECK & BRAECKEL LLP




Springfield, Illinois
March 26, 1999

                        UNITED TRUST GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
                    As of December 31, 1998 and 1997

ASSETS
                               1998        1997

Investments:
        Fixed maturities at
         amortized cost   $ 174,240,848$ 180,970,333
          (market $179,885,379
            and $184,782,568)
        Investments held
         for sale:
        Fixed maturities,
         at market (cost $1,494,636
          and $1,672,298)     1,505,406   1,668,630
        Equity securities, at
         market (cost $2,725,061
          and $3,184,357)     2,087,416   3,001,744
        Mortgage loans on
         real estate at
          amortized cost     10,941,614   9,469,444
        Investment real estate,
         at cost, net of accumulated
           depreciation       8,979,183   9,760,732
        Real estate acquired in
         satisfaction
          of debt             1,550,000   1,724,544
        Policy loans         14,134,041  14,207,189
        Other long-term
          investments         1,746,278   1,680,066
        Short-term
         investments          1,062,796   1,798,878
                            216,247,582 224,281,560

Cash and cash
 equivalents                 25,867,577  15,763,639
Investment in
 affiliates                     350,000     350,000
Accrued investment
  income                      3,543,937   3,665,228
Reinsurance
 receivables:
        Future policy
         benefits            36,965,938  37,814,106
        Policy claims and
         other benefits       3,563,963   3,529,078

Cost of insurance
 acquired                    42,673,693  45,009,452
Deferred policy acquisition
 costs                        6,324,548  10,600,720
Cost in excess of net
 assets purchased,
  net of accumulated
   amortization               2,642,210   2,777,089
Property and equipment, net of
 accumulated depreciation     3,166,835   3,392,905
Other assets                    941,656     767,258
        Total assets      $ 342,287,939 347,951,035

LIABILITIES AND SHAREHOLDERS' EQUITY
Policy liabilities and accruals:
        Future policy
         benefits         $ 248,391,753 248,805,695
        Policy claims and
         benefits payable     2,183,434   2,080,907
        Other policyholder
         funds                2,150,632   2,445,469
        Dividend and endowment
         accumulations       15,329,048  14,905,816
Income taxes payable:
        Current                 115,785      15,730
        Deferred              7,543,678  12,157,685
Notes payable                17,559,482  19,081,602
Indebtedness to
 affiliates, net                 52,313      49,977
Other liabilities             5,887,513   3,987,586
            Total
             Liabilities    299,213,638 303,530,467
Minority interests in
 consolidated subsidiaries    9,749,693  10,130,024


Shareholders' equity:
Common stock - no par value
        Authorized 10,000 shares  -
         100 shares issued   46,577,216  45,926,705
Accumulated deficit         (12,867,333)(11,594,453)
Accumulated other
 comprehensive income          (385,275)    (41,708)
   Total shareholders'
     equity                  33,324,608  34,290,544
   Total liabilities
    and shareholders'
     equity                 342,287,939 347,951,035

                       See accompanying notes
                                 61

                      1998       1997       1996


Premiums and
 policy fees      $30,938,609$33,373,950$35,891,609
Reinsurance premiums
 and policy fees   (4,542,532)(4,734,705)(4,947,151)
Net investment
 income            15,080,005 14,882,677 15,902,107
Realized investment gains
 and (losses), net (1,119,156)  (279,096)  (465,879)
Other income           17,937    107,792     95,425
                   40,374,863 43,350,618 46,476,111




Benefits, claims and settlement expenses:
        Life       23,078,145 23,644,252 26,568,062
        Reinsurance benefits
         and claims(2,499,394)(2,078,982)(2,283,827)
        Annuity     1,462,385  1,560,828  1,892,489
    Dividends to
     Policyholders  3,431,238  3,929,073  4,149,308
Commissions and
 amortization of deferred
        policy acquisition
         costs      6,450,529  3,616,365  4,224,885
Amortization of cost of
 insurance acquired 2,335,759  2,527,360  5,690,069
Operating expenses 10,481,145  8,957,372 11,285,566
Interest expense    1,647,400  1,675,440  1,752,573
                   46,387,207 43,831,708 53,279,125


Loss before income taxes,
minority interest
and equity in loss
 of investees      (6,012,344) (481,090) (6,803,014)

Income tax credit
 (expense)          4,502,537  (571,999)  4,643,961

Minority interest loss
of consolidated
 subsidiaries         236,927    129,712    498,356
Net loss          $(1,272,880)$ (923,377)(1,660,697)

Basic loss per share
 from continuing
   operations and
    net loss      $(12,728.80)$(9,233.77)(16,606.97)

Diluted loss per share
 from continuing
   operations and
    net loss      $(12,728.80)$(9,233.77)(16,606.97)

Basic weighted average
 shares outstanding       100        100        100

Diluted weighted average
 shares outstanding       100        100        100
                     See accompanying notes
                               62

                    1998                   1997                  1996

Balance, beginning
 of year   $45,926,705             45,926,705            45,726,705
Capital
 contribution  650,511                      0               200,000
Balance, end
 of year   $46,577,216             45,926,705            45,926,705


Accumulated deficit
Balance, beginning
 of year  $(11,594,453)          (10,671,076)           (9,010,379)
Net income
 (loss)     (1,272,880)(1,272,880)  (923,377) (923,377) (1,660,697)(1,660,697)
Balance, end
 of year  $(12,867,333)          (11,594,453)          (10,671,076)




Balance, beginning
 of year       (41,708)             (126,612)                 (501)
Other comprehensive
 income
  Unrealized holding gain
   (loss) on
   securities (343,567)  (343,567)    84,904    84,904    (126,111) (126,111)
Comprehensive
 income               $(1,616,447)           $(838,473)           (1,786,808)
Balance, end
 of year      (385,275)              (41,708)             (126,612)

Total shareholders'
equity, end
 of year   $33,324,608            34,290,544            35,129,017

                            See accompanying notes
                                      63

                           UNITED TRUST GROUP, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Three Years Ended December 31, 1998

                             1998        1997        1996

Increase (decrease) in cash and
 cash equivalents
Cash flows from
 operating activities:
   Net loss             $ (1,272,880)$  (923,377)$ (1,660,697)
   Adjustments to reconcile net
    loss to net cash provided by
     (used in) operating activities net
       of changes in assets and
     liabilities resulting from the sales
      and purchases of subsidiaries:
        Amortization/accretion
         of fixed maturities 657,863     670,185     899,445
        Realized investment (gains)
         losses, net       1,119,156     279,096     465,879
        Policy acquisition
         costs deferred     (892,000)   (586,000) (1,276,000)
        Amortization of deferred policy
         acquisition costs 5,168,172   1,310,636   1,387,372
        Amortization of cost of
         of insurance
         acquired          2,335,759   2,527,360   5,690,069
        Amortization of costs in
         excess of net
          assets purchased    90,000     155,000     185,279
        Depreciation         486,681     457,415     371,991
        Minority interest   (236,927)   (129,712)   (498,356)
        Change in accrued
         investment income   121,291    (205,480)    195,821
        Change in reinsurance
         receivables         813,283   1,257,953      83,871
        Change in policy liabilities
         and accruals         75,087    (547,081)  3,326,651
        Charges for mortality and
         administration of
          universal life and
           annuity
           products      (10,771,795)(10,588,874)(10,239,476)
        Interest credited to
         account balances  7,014,683   7,212,406   7,075,921
        Change in income
         taxes payable    (4,513,952)    511,666  (4,653,734)
        Change in
         indebtedness (to) from
          affiliates, net      2,336     (12,107)    224,472
        Change in other assets
         and liabilities,
          net              1,725,527  (1,634,387)  1,392,938
Net cash provided by (used in)
 operating activities      1,922,284    (245,301)  2,971,446

Cash flows from investing activities:
   Proceeds from investments
    sold and matured:
        Fixed maturities
         held for sale       164,520     290,660   1,219,036
        Fixed maturities
         sold                      0           0  18,736,612
        Fixed maturities
         matured          54,642,223  21,488,265  20,721,482
        Equity securities    450,000      76,302       8,990
        Mortgage loans     1,785,859   1,794,518   3,364,427
        Real estate        1,716,124   1,136,995   3,219,851
        Policy loans       3,661,834   4,785,222   3,937,471
        Short term         1,593,749     410,000     825,000
   Total proceeds from investments
    sold and matured      64,014,309  29,981,962  52,032,869
   Cost of investments acquired:
        Fixed maturities (48,745,594)(23,220,172)(29,365,111)
        Equity securities    (79,053) (1,248,738)          0
        Mortgage loans    (3,667,061)   (245,234)   (503,113)
        Real estate       (1,346,299) (1,444,980)   (813,331)
        Policy loans      (3,588,686) (4,554,291) (4,329,124)
        Other long-term
         investments         (66,212)          0           0
        Short term          (851,198) (1,726,035)   (830,983)
   Total cost of investments
    acquired             (58,344,103)(32,439,450)(35,841,662)
   Purchase of property
    and equipment           (114,449)   (531,528)   (383,411)
Net cash provided by (used in)
 investing activities      5,555,757  (2,989,016) 15,807,796

Cash flows from financing activities:
        Policyholder contract
         deposits         15,480,745  17,902,246  22,245,369
        Policyholder contract
         withdrawals     (12,402,530)(14,515,576)(15,433,644)
        Net cash transferred from
         coinsurance ceded         0           0 (19,088,371)
        Net cash transferred from
         coinsurance assumed 420,790           0           0
        Proceeds from notes
         payable           9,408,099   1,000,000   9,300,000
        Payments on principal of
         notes payable   (10,279,707) (1,758,252)(10,923,475)
        Purchase of stock
         of affiliates        (1,500)          0           0
        Payment for fractional shares
         from reverse stock split
          of subsidiary            0    (534,251)          0
Net cash provided by (used in)
 financing activities      2,625,897   2,094,167 (13,900,121)

Net increase (decrease) in cash
 and cash equivalents     10,103,938  (1,140,150)  4,879,121
Cash and cash equivalents at
 beginning of year        15,763,639  16,903,789  12,024,668
Cash and cash equivalents
 at end of year         $ 25,867,577$ 15,763,639$ 16,903,789

                           See accompanying notes
                                    64

UNITED TRUST, GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A. ORGANIZATION -  At  December  31,  1998,   the  parent,  significant
     majority-owned subsidiaries  and  affiliates  of United   Trust  Group,
     Inc.,  were  as  depicted  on  the   following organizational chart.

                      ORGANIZATIONAL CHART
                    AS OF DECEMBER 31, 1998



United Trust, Inc. ("UTI") is the ultimate controlling company. UTI owns 53% of United Trust Group ("UTG") and 41% of United Income, Inc. ("UII"). UII owns 47% of UTG. UTG owns 79% of First Commonwealth Corporation ("FCC") and 100% of Roosevelt Equity Corporation ("REC"). FCC owns 100% of Universal Guaranty Life Insurance Company ("UG"). UG owns 100% of United Security Assurance Company ("USA"). USA owns 84% of Appalachian Life Insurance Company ("APPL") and APPL owns 100% of Abraham Lincoln Insurance Company ("ABE").



 The Company's significant accounting policies, consistently applied in the preparation of the accompanying consolidated financial statements, are summarized as follows.

     B. NATURE   OF   OPERATIONS   -   United   Trust  Group,   Inc.  is an
     insurance  holding  company,  which sells  individual  life  insurance
     products  through its  subsidiaries.   The  Company's principal market
     is  the  Midwestern United  States.  The  Company's dominant  business
     is individual  life  insurance   which   includes   the  servicing  of
     existing  insurance  business  in  force,  the   solicitation  of  new
     individual life insurance and the acquisition of other companies in the insurance business.

     C.BUSINESS SEGMENTS - The Company has only one significant business segment - insurance.

     D. BASIS OF PRESENTATION - The financial statements of United Trust Group, Inc.'s life insurance subsidiaries have been prepared in accordance with generally accepted accounting principles which differ from statutory accounting practices permitted by insurance regulatory authorities.

     E. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     F. INVESTMENTS - Investments  are  shown  on the following bases:

     Fixed maturities -- at cost, adjusted for amortization of premium or discount and other-than-temporary market value declines. The amortized cost of such investments differs from their market values; however, the Company has the ability and intent to hold these investments to maturity, at which time the full face value is expected to be realized.

     Investments held for sale --  at   current  market  value,  unrealized
     appreciation or depreciation is charged directly to shareholders' equity.

     Mortgage  loans  on  real  estate  --  at unpaid   balances,  adjusted
     for amortization of premium or discount, less allowance for possible losses.

     Real  estate - Investment real estate  at cost,   less  allowances for
     depreciation  and,   as   appropriate, provisions  for possible losses.
     Foreclosed real  estate   is   adjusted  for   any  impairment  at the
     foreclosure date.  Accumulated depreciation on  investment real estate
     was  $685,526  and  $539,366  as   of   December  31,  1998  and 1997,
     respectively.

     Policy   loans  --  at unpaid balances including accumulated  interest
     but  not  in  excess  of  the   cash surrender value.

     Short-term investments -- at cost, which approximates current market value.

     Realized  gains and losses  on  sales  of investments are   recognized
     in  net   income   on   the   specific identification basis.

     G.CASH EQUIVALENTS - The Company considers certificates of deposit and other short-term instruments with an original purchased maturity of three months or less cash equivalents.

     H.REINSURANCE - In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under excess coverage and coinsurance contracts. The Company retains a maximum of $125,000 of coverage per individual life.

     Amounts paid or deemed to have been paid for reinsurance contracts are recorded as reinsurance receivables. Reinsurance receivables is recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

     I.FUTURE POLICY BENEFITS AND EXPENSES - The liabilities for traditional life insurance and accident and health insurance policy benefits are computed using a net level method. These liabilities include assumptions as to investment yields, mortality, withdrawals, and other assumptions based on the life insurance subsidiaries'
     experience adjusted to reflect anticipated trends and to include provisions for possible unfavorable deviations. The Company makes these assumptions at the time the contract is issued or, in the case of contracts acquired by purchase, at the purchase date. Benefit reserves for traditional life insurance policies include certain deferred profits on limited-payment policies that are being recognized in income over the policy term. Policy benefit claims are charged to expense in the period that the claims are incurred. Current mortality rate assumptions are based on 1975-80 select and ultimate tables. Withdrawal rate assumptions are based upon Linton B or Linton C, which are industry standard actuarial tables for forecasting assumed policy lapse rates.

     Benefit reserves for universal life insurance and interest sensitive life insurance products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims in excess of related policy account balances. Interest crediting rates for universal life and interest sensitive products range from 4.5% to 5.5% in 1998 and 4.5% to 6.0% in 1997 and 1996.

     J.POLICY AND CONTRACT CLAIMS - Policy and contract claims include provisions for reported claims in process of settlement, valued in accordance with the terms of the policies and contracts, as well as provisions for claims incurred and unreported based on prior experience of the Company.

     K.COST OF INSURANCE ACQUIRED - When an insurance company is acquired, the Company assigns a portion of its cost to the right to receive future cash flows from insurance contracts existing at the date of the acquisition. The cost of policies purchased represents the actuarially determined present value of the projected future cash flows from the acquired policies. The Company utilized 9% discount rate on approximately 31% of the business and 15% discount rate on approximately 69% of the business. Cost of Insurance Acquired is amortized with interest in relation to expected future profits, including direct charge-offs for any excess of the unamortized asset over the projected future profits. The interest rates utilized in the amortization calculation are 9% on approximately 31% of the balance and 15% on the remaining balance. The interest rates vary due to differences in the blocks of business. The amortization is adjusted retrospectively when estimates of current or future gross profits to be realized from a group of products are revised.

                                 1998           1997           1996

    Cost of insurance
    acquired,
    beginning of year      $ 45,009,452   $ 47,536,812   $ 59,601,720

    Interest accretion        5,938,673      6,288,402      6,649,203
    Amortization             (8,274,432)    (8,815,762)   (12,339,272)
    Net amortization         (2,335,759)    (2,527,360)    (5,690,069)
    Balance attributable
    to coinsurance agreement          0              0     (6,374,839)

    Cost of insurance
    acquired,
    end of year             $ 42,673,693   $ 45,009,452   $ 47,536,812


     Estimated net amortization expense of cost of insurance acquired for the next five years is as follows:

                                  Interest               Net
                                 Accretion Amortization  Amortization

     1999                        5,622,000  7,304,000    1,682,000
     2000                        5,400,000  6,840,000    1,440,000
     2001                        5,216,000  6,825,000    1,609,000
     2002                        5,008,000  6,569,000    1,561,000
     2003                        4,804,000  6,521,000    1,717,000

     L. DEFERRED POLICY ACQUISITION COSTS - Commissions and other costs of acquiring life insurance products that vary with and are primarily related to the production of new business.

     have been deferred. Traditional life insurance acquisition costs are being amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves.

     For universal life insurance and interest sensitive life insurance products, acquisition costs are being amortized generally in proportion to the present value of expected gross profits from surrender charges and investment, mortality, and expense margins. Under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," the Company makes certain assumptions regarding the mortality, persistency, expenses, and interest rates it expects to experience in future periods. These assumptions are to be best estimates and are to be periodically updated whenever actual experience and/or expectations for the future change from initial assumptions. The amortization is adjusted retrospectively when estimates of current or future gross profits to be realized from a group of products are revised.

     The following table summarizes deferred policy acquisition costs and related data for the years shown.

                                 1998           1997           1996

    Deferred, beginning
     of year               $ 10,600,720   $ 11,325,356   $ 11,436,728


    Acquisition costs deferred:
      Commissions               690,000        998,000      1,441,000
      Other expenses            202,000        274,000        431,000
      Total                     892,000      1,272,000      1,872,000

      Interest accretion        397,000        425,000        408,000
      Amortization
       charged to income     (2,582,172)    (2,421,636)    (2,391,372)

      Net amortization       (2,185,172)    (1,996,636)    (1,983,372)

      Amortization due to    (2,983,000)             0              0
       impairment

      Change for the year    (4,276,172)      (724,636)      (111,372)

    Deferred, end of year   $ 6,324,548   $ 10,600,720   $ 11,325,356

     The following table reflects the components of the income statement for the line item Commissions and amortization of deferred policy acquisition costs:


                                  1998           1997        1996

   Net amortization of deferred
    policy acquisition costs   $ 5,168,172 $ 1,996,636  $ 1,983,372
     Commissions                 1,282,357   1,619,729    2,241,513
       Total                   $ 6,450,529 $ 3,616,365$ $ 4,224,885

     Estimated net amortization expense of deferred policy acquisition costs for the next five years is as follows:

                                  Interest               Net
                                 Accretion Amortization  Amortization

     1999                      $   157,000 $ 1,367,000   $ 1,210,000
     2000                          140,000   1,202,000     1,062,000
     2001                          124,000   1,053,000       929,000
     2002                          110,000     920,000       810,000
     2003                           98,000     803,000       705,000

     M.COST IN EXCESS OF NET ASSETS PURCHASED - Cost in excess of net assets purchased is the excess of the amount paid to acquire a company over the fair value of its net assets. Costs in excess of net assets purchased are amortized on the straight-line basis over a 40-year period. Management continually reviews the value of goodwill based on estimates of future earnings. As part of this review, management determines whether goodwill is fully recoverable from projected undiscounted net cash flows from earnings of the subsidiaries over the remaining amortization period. If management were to determine that changes in such projected cash flows no longer supported the recoverability of goodwill over the remaining amortization period, the carrying value of goodwill would be reduced with a corresponding charge to expense or by shortening the amortization period (no such changes have occurred). Accumulated amortization of cost in excess of net assets purchased was $1,510,146 and $1,420,146 as of December 31, 1998 and 1997, respectively.

     N. PROPERTY AND EQUIPMENT - Company-occupied property, data processing equipment and furniture and office equipment are stated at cost less accumulated depreciation of $1,715,626 and $1,375,105 at December 31, 1998 and 1997, respectively. Depreciation is computed on a straight-line basis for financial reporting purposes using estimated useful lives of three to thirty years. Depreciation expense was $340,521 and $360,422 for the years ended December 31, 1998 and 1997, respectively.

     O.INCOME TAXES - Income taxes are reported under Statement of Financial Accounting Standards Number 109. Deferred income taxes are recorded to reflect the tax consequences on future periods of differences between the tax bases of assets and liabilities and their financial reporting amounts at the end of each such period.

     P.EARNINGS PER SHARE - Earnings per share are based on the weighted average number of common shares outstanding during each year, retroactively adjusted to give effect to all stock splits, in accordance with Statement of Financial Accounting Standards 128. The computation of diluted earnings per share is the same as basic earnings per share since the Company has no dilutive instruments outstanding.

     Q.RECOGNITION OF REVENUES AND RELATED EXPENSES-Premiums for traditional life insurance products, which include those products with fixed and guaranteed premiums and benefits, consist principally of whole life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies are recognized as revenues
     when due.  Accident  and health insurance premiums are   recognized as
     revenue pro rata over the terms of the policies. Benefits and related expenses associated with the premiums earned are charged to expense proportionately over the lives of the policies through a provision
     for future policy   benefit  liabilities    and  through  deferral and
     amortization of deferred  policy  acquisition  costs.   For  universal
     life and investment products, generally there is no requirement for payment of premium other than to maintain account values at a level sufficient to pay mortality and expense charges.Consequently, premiums for universal life policies and investment products are not reported as revenue, but as deposits. Policy fee revenue for universal life policies and investment products consists of charges for the cost
     of insurance  and   policy  administration  fees  assessed  during the
     period. Expenses include interest credited to policy account balances and benefit claims incurred in excess of policy account balances.

     R.PARTICIPATING INSURANCE - Participating business represents 34% and 39% of the ordinary life insurance in force at December 31, 1998 and 1997, respectively. Premium income from participating business represents 39%, 50%, and 52% of total premiums for the years ended December 31, 1998, 1997 and 1996, respectively. The amount of dividends  to  be  paid  is  determined  annually  by  the  respective insurance subsidiary's Board of Directors. Earnings allocable to participating policyholders are based on legal requirements that vary by state.

     S.RECLASSIFICATIONS   -   Certain  prior  year   amounts   have   been
     reclassified to conform with the 1998 presentation. Such reclassifications had no effect on previously reported net loss, total assets, or shareholders' equity.

     T.USE OF ESTIMATES - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.  SHAREHOLDER DIVIDEND RESTRICTION

At December 31, 1998, substantially all of consolidated shareholders' equity represents net assets of UTG's subsidiaries. The payment of cash dividends to shareholders is not legally restricted. However, insurance company dividend payments are regulated by the state insurance department where the company is domiciled. UTI is the ultimate parent of UG through ownership of several intermediary holding companies. UG can not pay a dividend directly to UII due to the ownership structure. UG's dividend limitations are described below without effect of the ownership structure.

Ohio domiciled insurance companies require five days prior notification to the insurance commissioner for the payment of an ordinary dividend. Ordinary dividends are defined as the greater of: a) prior year statutory earnings or b) 10% of statutory capital and surplus. For the year ended
December 31, 1998, UG had a statutory gain from operations of $3,226,364. At December 31, 1998, UG's statutory capital and surplus amounted to $15,280,577. Extraordinary dividends (amounts in excess of ordinary dividend limitations) require prior approval of the insurance commissioner and are not restricted to a specific calculation.


3.  INCOME TAXES

Until 1984, the insurance companies were taxed under the provisions of the Life Insurance Company Income Tax Act of 1959 as amended by the Tax Equity and Fiscal Responsibility Act of 1982. These laws were superseded by the Deficit Reduction Act of 1984. All of these laws are based primarily upon statutory results with certain special deductions and other items available only to life insurance companies. Under the provision of the pre-1984 life insurance company income tax regulations, a portion of "gain from operations" of a life insurance company was not subject to current taxation but was accumulated, for tax purposes, in a special tax memorandum account designated as "policyholders' surplus account". Federal income taxes will become payable on this account at the then current tax rate when and if distributions to shareholders, other than stock dividends and other limited exceptions, are made in excess of the accumulated previously taxed income maintained in the "shareholders surplus account".

The following table summarizes the companies with this situation and the maximum amount of income that has not been taxed in each.

               Shareholder       Untaxed
    Company       Surplus         Balance

     ABE    $    5,180,494 $    1,149,693
     APPL        6,137,321      1,525,367
      UG        30,998,215      4,363,821
      USA                0              0

The payment of taxes on this income is not anticipated; and, accordingly, no deferred taxes have been established.

The life insurance company subsidiaries file a consolidated federal income tax return. The holding companies of the group file separate returns.

Life insurance company taxation is based primarily upon statutory results with certain special deductions and other items available only to life insurance companies. Income tax expense consists of the following components:

                          1998           1997           1996

    Current tax
     expense        $      111,470 $        5,400 $  (148,148)

    Deferred tax
     expense (credit)   (4,614,007)       566,599  (4,495,813)

                     $  (4,502,537)$      571,999 $(4,643,961)

The Companies have net operating loss carryforwards for federal income tax purposes expiring as follows:

                      UG            FCC

     2007  $            0 $      136,058
     2008               0          4,595
     2009               0        168,800
     2010               0         19,112
     2012         386,669              0
    TOTAL  $      386,669 $      328,565

The Company has established a deferred tax asset of $250,332 for its operating loss carryforwards and has established an allowance of $250,332.

The expense or (credit) for income taxes differed from the amounts computed by applying the applicable United States statutory rate of 35% to the loss before taxes as a result of the following differences:

                                    1998           1997           1996

    Tax computed
     at statutory rate   $       (2,104,320) $  (168,382)   $  (2,381,055)

    Changes in taxes due to:
      Cost in
       excess of net
        assets purchased             31,500       54,250           64,848

      Current year
       loss for which
        no benefit realized               0    1,039,742                0

      Benefit of
       prior losses              (2,587,353)    (324,705)      (2,393,395)

      Other                         157,636      (28,906)          65,641
    Income tax
     expense (credit)    $       (4,502,537) $   571,999    $  (4,643,961)

The following table summarizes the major components that comprise the deferred tax liability as reflected in the balance sheets:
                            1998            1997

    Investments        $  (182,000)    $  (228,027)
    Cost of
     insurance acquired 14,935,793      15,753,308

    Deferred policy
     acquisition costs   2,213,592       3,710,252

    Agent balances         (22,257)        (23,954)
    Property and
     equipment                (149)        (19,818)

    Discount of
     notes                       0         896,113

    Management/consulting
     fees                 (376,852)       (573,182)
    Future policy
     benefits           (6,144,399)     (4,421,038)
    Other liabilities     (797,833)       (756,482)
    Federal tax DAC     (2,082,217)     (2,179,487)
    Deferred tax
     liability        $  7,543,678   $  12,157,685

4.  ANALYSIS OF INVESTMENTS, INVESTMENT INCOME AND INVESTMENT GAIN

A.NET INVESTMENT INCOME - The following table reflects net investment income by type of investment:

                                          December 31,
                                   1998           1997          1996

Fixed maturities and fixed
 maturities held for sale  $ 11,981,660  $ 12,677,348   $ 13,326,312
Equity securities                92,196        87,211         88,661
Mortgage loans                  859,543       802,123      1,047,461
Real estate                     842,724       745,502        794,844
Policy loans                    984,761       976,064      1,121,538
Other long-term investments     125,478       126,532        126,005
Short-term investments           29,907        70,624         17,664
Cash                          1,210,605       595,334        602,525
Total consolidated
 investment income           16,126,874    16,080,738     17,125,010
Investment expenses          (1,046,869)   (1,198,061)    (1,222,903)
Consolidated net
 investment income         $ 15,080,005  $ 14,882,677   $ 15,902,107

At December 31, 1998, the Company had a total of $4,187,000 of investments, comprised of $3,152,000 in real estate, $968,000 in equity securities and $66,000 in other invested assets, which did not produce income during 1998.

The   following  table  summarizes  the  Company's  fixed  maturities distribution at December 31, 1998 and 1997 by ratings category as issued by Standard and Poor's, a leading ratings analyst.

         Fixed Maturities
      Rating       % of Portfolio
                   1998    1997
Investment Grade
   AAA             38%     31%
   AA              18%     14%
   A               36%     46%
   BBB             7%       9%
Below investment
 grade             1%       0%
                 100%     100%

The following table summarizes the Company's fixed maturity holdings and investments held for sale by major classifications:

                                                 Carrying Value
                                              1998            1997

Investments held for sale:
  Fixed maturities                      $   1,505,406   $   1,668,630
  Equity securities                         2,087,416       3,001,744
Fixed maturities:
  U.S. Government, government
  agencies and authorities                 36,809,239      28,259,322
  State, municipalities
   and political subdivisions              23,835,306      22,778,816
  Collateralized mortgage
   obligations                              9,406,895      11,093,926
  Public
   utilities                               41,724,208      47,984,322
  All other
   corporate bonds                         62,465,200      70,853,947
                                        $ 177,833,670   $ 185,640,707

By insurance statute, the majority of the Company's investment portfolio is required to be invested in investment grade securities to provide ample protection for policyholders. The Company does not invest in so-called "junk bonds" or derivative investments.

Below investment grade debt securities generally provide higher yields and involve greater risks than investment grade debt securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment grade issuers. In addition, the trading market for these securities is usually more limited than for investment grade debt securities. Debt securities classified as below-investment grade are those that receive a Standard & Poor's rating of BB or below.

  The following table summarizes by category securities held that are below investment grade at amortized cost:

Below Investment
 Grade Investments        1998           1997          1996
State,
Municipalities
and political
Subdivisions     $            0 $           0 $       10,042

Public
 Utilities              970,311        80,497        117,609

Corporate                47,281       656,784        813,717
Total            $    1,017,592 $     737,281 $      941,368

B.     INVESTMENT SECURITIES

  The amortized cost and estimated market values of investments in securities including investments held for sale are as follows:

                       Cost or         Gross          Gross        Estimated
                      Amortized      Unrealized     Unrealized       Market
1998                     Cost          Gains          Losses         Value

Investments Held for Sale:
 U.S. Government and
  govt. agencies and
   authorities     $    1,434,636 $        3,265 $      0        $   1,437,901
 States, municipalities
  and political
   subdivisions            35,000          7,224        0               42,224
 Collateralized mortgage
  obligations                   0              0        0                    0
 Public utilities               0              0        0                    0
All other corporate
 bonds                     25,000            281        0               25,281
                        1,494,636         10,770        0            1,505,406
  Equity
   securities           2,725,061         42,520   (680,165)         2,087,416
  Total            $    4,219,697 $       53,290 $ (680,165)     $   3,592,822

Held to Maturity Securities:
  U.S. Government
and govt. agencies
 and autorities    $   36,809,239 $      378,136 $  (53,868)     $  37,133,507
  States,
municipalities and
 political
  subdivisions         23,835,306      1,042,876          0         24,878,182
  Collateralized
mortgage obligations    9,406,895        182,805    (64,769)         9,524,931
  Public utilities     41,724,208      1,810,290     (8,585)        43,525,913
  All other
   corporate bonds     62,465,200      2,358,259       (613)        64,822,846
  Total            $  174,240,848 $    5,772,366 $ (127,835)     $ 179,885,379

                       Cost or         Gross          Gross        Estimated
                      Amortized      Unrealized     Unrealized       Market
1997                     Cost          Gains          Losses         Value

Investments Held for Sale:
  U.S. Government
and govt. agencies
 and authorities   $    1,448,202 $            0 $ (5,645)       $   1,442,557
  States,
municipalities and
 political subdivisions    35,000            485        0               35,485
  Collateralized
mortgage obligations            0              0        0                    0
  Public utilities         80,169            328        0               80,497
  All other corporate
   bonds                  108,927          1,164        0              110,091
                        1,672,298          1,977   (5,645)           1,668,630
  Equity securities     3,184,357        176,508   (359,121)         3,001,744
  Total            $    4,856,655 $      178,485 $ (364,766)     $   4,670,374

Held to Maturity Securities:
  U.S. Government
and govt. agencies
 and authorities   $   28,259,322 $      415,419 $ (51,771)      $  28,622,970
  States,
municipalities and
 political
  subdivisions         22,778,816        672,676   (1,891)          23,449,601
  Collateralized
mortgage obligations   11,093,926        210,435   (96,714)         11,207,647
  Public utilities     47,984,322      1,241,969   (84,754)         49,141,537
  All other corporate
   bonds               70,853,947      1,599,983   (93,117)         72,360,813
  Total            $  180,970,333 $    4,140,482 $ (328,247)     $ 184,782,568

  The amortized cost of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

 Fixed Maturities Held                       Estimated
        for Sale             Amortized         Market
   December 31, 1998            Cost           Value

Due in one year or less   $    1,434,636  $   1,437,901
Due after one year
 through five years               35,000         42,224
Due after five years
 through ten years                25,000         25,281
Due after ten years                    0              0
Collateralized mortgage
 obligations                           0              0
Total                     $    1,494,636  $   1,505,406


Fixed Maturities Held to     Amortized       Estimated
        Maturity                Cost           Market
   December 31, 1998                           Value

Due in one year or less   $   16,996,673  $  17,079,985
Due after one year
 through five years           82,960,251     85,927,556
Due after five years
 through ten years            58,630,433     60,814,932
Due after ten years            6,246,596      6,537,975
Collateralized mortgage
 obligations                   9,406,895      9,524,931
Total                     $  174,240,848  $ 179,885,379


  An analysis of sales, maturities and principal repayments of the Company's fixed maturities portfolio for the years ended December 31, 1998, 1997 and 1996 is as follows:

                         Cost or         Gross         Gross         Proceeds
                        Amortized       Realized      Realized         from
                           Cost          Gains         Losses          Sale

Year ended December 31, 1998
Scheduled principal repayments, calls and tenders:
     Held for sale   $     164,161  $         359   $      0   $      164,520
     Held to maturity   54,824,249        126,285   (308,311)      54,642,223
Sales:
      Held for sale              0              0          0                0
      Held to maturity           0              0          0                0
  Total              $  54,988,410  $     126,644 $ (308,311)  $   54,806,743

                          Cost or         Gross         Gross         Proceeds
                        Amortized       Realized      Realized         from
                           Cost          Gains         Losses          Sale
December 31, 1997

Scheduled principal repayments, calls and tenders:
     Held for sale   $     299,390  $         931 $ (9,661)    $      290,660
     Held to maturity   21,467,552         21,435     (722)        21,488,265
Sales:
      Held for sale              0              0        0                    0
      Held to maturity           0              0        0                  0
  Total              $  21,766,942  $      22,366 $(10,383)    $   21,778,925

                         Cost or         Gross         Gross         Proceeds
                        Amortized       Realized      Realized         from
                           Cost          Gains         Losses          Sale

Year ended December 31, 1996
Scheduled principal repayments, calls and tenders:
  Held for sale   $     699,361  $       6,035 $     (813)    $      704,583
  Held to maturity   20,900,159         13,469   (192,146)        20,721,482
Sales:
  Held for sale         517,111              0     (2,658)           514,453
  Held to maturity   18,735,848         81,283    (80,519)        18,736,612
  Total           $  40,852,479  $     100,787 $ (276,136)    $   40,677,130

C.INVESTMENTS ON DEPOSIT - At December 31, 1998, investments carried at approximately $15,854,000 were on deposit with various state insurance departments.


5.  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The financial statements include various estimated fair value information at December 31, 1998 and 1997, as required by Statement of Financial Accounting Standards 107, Disclosure about Fair Value of Financial Instruments ("SFAS 107"). Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument required to be valued by SFAS 107 for which it is practicable to estimate that value:

(a)  Cash and Cash equivalents

The carrying amount in the financial statements approximates fair value because of the relatively short period of time between the origination of the instruments and their expected realization.

(b)  Fixed maturities and investments held for sale

Quoted market prices, if available, are used to determine the fair value. If quoted market prices are not available, management estimates the fair value based on the quoted market price of a financial instrument with similar characteristics.

(c)  Mortgage loans on real estate

The fair values of mortgage loans are estimated using discounted cash flow analyses and interest rates being offered for similar loans to borrowers with similar credit ratings.

(d) Investment real estate and real estate acquired in satisfaction of debt

An estimate of fair value is based on management's review of the individual real estate holdings. Management utilizes sales of surrounding properties, current market conditions and geographic considerations. Management conservatively estimates the fair value of the portfolio is equal to the carrying value.

(e)  Policy loans

It is not practicable to estimate the fair value of policy loans as they have no stated maturity and their rates are set at a fixed spread to related policy liability rates. Policy loans are carried at the aggregate unpaid principal balances in the consolidated balance sheets, and earn interest at rates ranging from 4% to 8%. Individual policy liabilities in all cases equal or exceed outstanding policy loan balances.

(f)  Short-term investments

For short-term instruments, the carrying amount is a reasonable estimate of
fair   value.    Short-term  instruments  represent  mortgage   loans   and
certificates of deposit with various banks that are protected under FDIC.

(g)  Other long-term investments

The Company holds a $840,066 note receivable for which the determination of fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

(h)  Notes payable

For borrowings under the senior loan agreement, which is subject to floating rates of interest, carrying value is a reasonable estimate of fair value. For subordinated borrowings fair value was determined based on the borrowing rates currently available to the Company for loans with similar terms and average maturities.

The estimated fair values of the Company's financial instruments required to be valued by SFAS 107 are as follows as of December 31:

                         1998                         1997
                              Estimated                     Estimated
                Carrying         Fair         Carrying         Fair
Assets           Amount         Value          Amount         Value

Fixed
 maturities $  174,240,848 $  179,885,379 $  180,970,333 $ 184,782,568
Fixed
 maturities
  held for sale  1,505,406      1,505,406      1,668,630     1,668,630
Equity
 securities      2,087,416      2,087,416      3,001,744     3,001,744
Mortgage
 loans on
   real estate  10,941,614     10,979,378      9,469,444     9,837,530
Investment
 in real estate  8,979,183      8,979,183      9,760,732     9,760,732
Real estate
  acquired
in satisfaction
 of debt         1,550,000      1,550,000      1,724,544     1,724,544
Policy loans    14,134,041     14,134,041     14,207,189    14,207,189
Other long
term invested
 assets            906,278        879,037      1,680,066     1,569,603
Short-term
 investments     1,036,251      1,036,251      1,798,878     1,798,878

Liabilities
Notes payable   17,559,482     17,203,574     19,081,602    18,539,301

6.  STATUTORY EQUITY AND GAIN FROM OPERATIONS

The Company's insurance subsidiaries are domiciled in Ohio, Illinois and West Virginia and prepare their statutory-based financial statements in accordance with accounting practices prescribed or permitted by the respective insurance department. These principles differ significantly from generally accepted accounting principles. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, from company to company within a state, and may change in the future. The NAIC currently is in the process of codifying statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is expected to become effective January 1, 2001, will likely change prescribed statutory accounting practices and may result in changes to the accounting practices that insurance enterprises use to prepare their statutory financial statements. UG's total statutory shareholders' equity was $15,280,577 and $10,997,365 at December 31, 1998 and 1997, respectively.
The Company's four life insurance subsidiaries reported combined statutory operating income before taxes (exclusive of intercompany dividends) of $5,485,000, $2,067,000 and $2,134,000 for 1998, 1997 and 1996,
respectively.

7.  REINSURANCE

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

The Company assumes risks from, and reinsures certain parts of its risks with other insurers under yearly renewable term and coinsurance agreements that are accounted for by passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments. While the amount retained on an individual life will vary based upon age and mortality prospects of the risk, the Company generally will not carry more than $125,000 individual life insurance on a single risk.

The Company has reinsured approximately $924 million, $1.022 billion and $1.109 billion in face amount of life insurance risks with other insurers for 1998, 1997 and 1996, respectively. Reinsurance receivables for future policy benefits were $36,965,938 and $37,814,106 at December 31, 1998 and 1997, respectively, for estimated recoveries under reinsurance treaties. Should any reinsurer be unable to meet its obligation at the time of a claim, obligation to pay such claim would remain with the Company.

Currently, the Company is utilizing reinsurance agreements with Business Men's Assurance Company, ("BMA") and Life Reassurance Corporation, ("LIFE RE") for new business. BMA and LIFE RE each hold an "A+" (Superior) rating from A.M. Best, an industry rating company. The reinsurance agreements were effective December 1, 1993, and cover all new business of the Company. The agreements are a yearly renewable term ("YRT") treaty where the Company cedes amounts above its retention limit of $100,000 with a minimum cession of $25,000.

One of the Company's insurance subsidiaries (UG) entered into a coinsurance agreement with First International Life Insurance Company ("FILIC") as of September 30, 1996. Under the terms of the agreement, UG ceded to FILIC substantially all of its paid-up life insurance policies. Paid-up life insurance generally refers to non-premium paying life insurance policies. A.M. Best assigned FILIC a Financial Performance Rating (FPR) of 7 (Strong) on a scale of 1 to 9. A.M. Best assigned a Best's Rating of A++ (Superior) to The Guardian Life Insurance Company of America ("Guardian"), parent of FILIC, based on the consolidated financial condition and operating performance of the company and its life/health subsidiaries. During 1997, FILIC changed its name to Park Avenue Life Insurance Company ("PALIC"). The agreement with PALIC accounts for approximately 65% of the reinsurance receivables as of December 31, 1998.

The  Company  does not have any short-duration reinsurance contracts.   The
effect of the Company's long-duration reinsurance contracts on premiums earned in 1998, 1997 and 1996 was as follows:

                         Shown in thousands
                   1998          1997           1996
                 Premiums      Premiums       Premiums
                  Earned        Earned         Earned

Direct     $    30,919     $   33,374      $  35,891
Assumed             20              0              0
Ceded           (4,543)        (4,735)        (4,947)
Net
 premiums  $    26,396     $   28,639      $  30,944

8.  COMMITMENTS AND CONTINGENCIES

The insurance industry has experienced a number of civil jury verdicts which have been returned against life and health insurers in the jurisdictions in which the Company does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against the insurer, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive damages in these circumstances.

Under the insurance guaranty fund laws in most states, insurance companies doing business in a participating state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although the Company cannot predict the amount of any future assessments, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength. Mandatory assessments may be partially recovered through a reduction in future premium tax in some states. The Company does not believe such assessments will be materially different from amounts already provided for in the financial statements.

The Company and its subsidiaries are named as defendants in a number of legal actions arising primarily from claims made under insurance policies. Those actions have been considered in establishing the Company's liabilities. Management and its legal counsel are of the opinion that the settlement of those actions will not have a material adverse effect on the Company's financial position or results of operations.


9.  RELATED PARTY TRANSACTIONS

Under the current structure, FCC pays a majority of the general operating expenses of the affiliated group. FCC then receives management, service fees and reimbursements from the various affiliates.

UII has a service agreement with USA. The agreement was originally established upon the formation of USA which was a 100% owned subsidiary of UII. Changes in the affiliate structure have resulted in USA no longer being a direct subsidiary of UII, though still a member of the same affiliated group. The original service agreement has remained in place without modification. USA is to pay UII monthly fees equal to 22% of the amount of collected first year premiums, 20% in second year and 6% of the renewal premiums in years three and after. UII has a subcontract agreement with UTI to perform services and provide personnel and facilities. The services included in the agreement are claim processing, underwriting, processing and servicing of policies, accounting services, agency services, data processing and all other expenses necessary to carry on the business of a life insurance company. UII's subcontract agreement with UTI states that UII is to pay UTI monthly fees equal to 60% of collected service fees from USA as stated above. The service fees received from UII are recorded in UTI's financial statements as other income.

On January 1, 1993, FCC entered into an agreement with UG pursuant to which FCC provides management services necessary for UG to carry on its business. In addition to the UG agreement, FCC and its affiliates have either directly or indirectly entered into management and/or cost-sharing arrangements for FCC's management services. FCC received net management fees of $8,793,905, $9,893,321 and $9,927,000 under these arrangements in 1998, 1997 and 1996, respectively. UG paid $8,018,141, $8,660,481 and
$9,626,559 to FCC in 1998, 1997 and 1996, respectively.

USA  paid $835,345, $989,295 and $1,567,891 under their agreement with  UII for  1998,  1997 and 1996, respectively.  UII paid $501,207,  $593,577  and
$940,734 under their agreement with UTI for 1998, 1997 and 1996, respectively. Additionally, UII paid FCC $0, $150,000 and $300,000 in 1998, 1997 and 1996, respectively for reimbursement of costs attributed to UII. These reimbursements are reflected as a credit to general expenses.

Respective domiciliary insurance departments have approved the agreements of the insurance companies and it is Management's opinion that where applicable, costs have been allocated fairly and such allocations are based upon generally accepted accounting principles. The costs paid by UTI for services include costs related to the production of new business, which are deferred as policy acquisition costs and charged off to the income statement through "Amortization of deferred policy acquisition costs".

Amounts recorded by USA as deferred acquisition costs are no greater than what would have been recorded had all such expenses been directly incurred by USA. Also included are costs associated with the maintenance of existing policies that are charged as current period costs and included in "general expenses".

On July 31, 1997, United Trust Inc. issued convertible notes for cash received totaling $2,560,000 to seven individuals, all officers or employees of United Trust Inc. The notes bear interest at a rate of 1% over prime, with interest payments due quarterly and principal due upon maturity of July 31, 2004. The conversion price of the notes are graded from $12.50 per share for the first three years, increasing to $15.00 per share for the next two years and increasing to $20.00 per share for the last two years. Conditional upon the seven individuals placing the funds with the Company were the acquisition by UTI of a portion of the holdings of UTI owned by Larry E. Ryherd and his family and the acquisition of common stock of UTI and UII held by Thomas F. Morrow and his family and the simultaneous retirement of Mr. Morrow. Neither Mr. Morrow nor Mr. Ryherd was a party to the convertible notes. On March 1, 1999, the individuals holding the convertible notes sold their interests in said notes to First Southern Bancorp, Inc. in private transactions.

Approximately $1,048,000 of the cash received from the issuance of the convertible notes was used to acquire stock holdings of United Trust Inc. and United Income, Inc. of Mr. Morrow and to acquire a portion of the United Trust Inc. holdings of Larry E. Ryherd and his family. The remaining cash received will be used by the Company to provide additional operating liquidity and for future acquisitions of life insurance companies. On July 31, 1997, the Company acquired a total of 126,921 shares of United Trust Inc. common stock and 47,250 shares of United Income, Inc. common stock from Thomas F. Morrow and his family. Mr. Morrow simultaneously retired as an executive officer of the Company. Mr. Morrow will remain as a member of the Board of Directors. In exchange for his stock, Mr. Morrow and his family received approximately $348,000 in cash, promissory notes valued at $140,000 due in eighteen months, and promissory notes valued at $1,030,000 due January 31, 2005. These notes bear interest at a rate of 1% over prime, with interest due quarterly and principal due upon maturity. The notes do not contain any conversion privileges. Additionally, on July 31, 1997, the Company acquired a total of 97,499 shares of United Trust Inc. common stock from Larry E. Ryherd and his family. Mr. Ryherd and his family received approximately $700,000 in cash and a promissory note valued at $251,000 due January 31, 2005. The acquisition of approximately 16% of Mr. Ryherd's stock holdings in United Trust Inc. was completed as a prerequisite to the convertible notes placed by other management personnel to reduce the total holdings of Mr. Ryherd and his family in the Company to make the stock more attractive to the investment community. Following the transaction, Mr. Ryherd and his family owned approximately 31% of the outstanding common stock of United Trust Inc. The market price of UTI common stock on July 31, 1997 was $6.00 per share. The stock acquired in the above transaction was from the largest two shareholders of UTI stock. There were no additional stated or unstated items or agreements relating to the stock purchase.

On July 31,1997, the Company entered into employment agreements with eight individuals, all officers or employees of the Company. The agreements have a term of three years, excepting the agreements with Mr. Ryherd and Mr. Melville, which have five-year terms. The agreements secure the services of these key individuals, providing the Company a stable management environment and positioning for future growth.


10.   DEFERRED COMPENSATION PLAN

UTI and FCC established a deferred compensation plan during 1993 pursuant to which an officer or agent of FCC, UTI or affiliates of UTI, could defer a portion of their income over the next two and one-half years in return for a deferred compensation payment payable at the end of seven years in the amount equal to the total income deferred plus interest at a rate of approximately 8.5% per annum and a stock option to purchase shares of common stock of UTI. At the beginning of the deferral period an officer or agent received an immediately exercisable option to purchase 2,300 shares of UTI common stock at $17.50 per share for each $25,000 ($10,000 per year for two and one-half years) of total income deferred. The option expires on December 31, 2000. A total of 105,000 options were granted in 1993 under this plan. As of December 31, 1998 no options were exercised. At December 31, 1998 and 1997, the Company held a liability of $1,494,520 and $1,376,384, respectively, relating to this plan. At December 31, 1998, UTI common stock had a market price of $8.125 per share.

The following information applies to deferred compensation plan stock options outstanding at December 31, 1998:

  Number outstanding                       105,000
  Exercise price                            $17.50
  Remaining contractual life               2 years


11.  NOTES PAYABLE

At  December 31, 1998 and 1997, the Company has $17,559,482 and $19,081,602
in long-term debt outstanding, respectively. The debt is comprised of the following components:

                          1998          1997

Senior debt         $     100,000 $   6,900,000
Subordinated 10 yr.
 notes                  2,267,067     5,746,774
Subordinated 20 yr.
 notes                  3,384,316     4,034,828
Other notes payable    11,808,099     2,400,000
                    $  17,559,482 $  19,081,602

A.  SENIOR DEBT

The senior debt is through National City Bank (formerly First of America Bank - Illinois NA) and is subject to a credit agreement. The debt bears interest at a rate equal to the "base rate" plus nine-sixteenths of one percent. The Base rate is defined as the floating daily, variable rate of interest determined and announced by National City Bank from time to time as its "base lending rate." The base rate at December 31, 1998 was 7.75%. Interest is paid quarterly. Principal payments of $1,000,000 are due in May of each year beginning in 1997, with a final payment due May 8, 2005. On November 8, 1998, the Company prepaid $500,000 of the May 1999 principal payment, and on November 23, 1998, the Company paid a $6,300,000 principal payment. The November 23, 1998 principal payment was facilitated through a borrowing from United Trust, Inc., which is an affiliate, and ultimate parent to the Company. The remaining principal balance of $100,000 will be payable on or before the debt maturity date of May 8, 2005, and is being maintained to keep the Company's credit relationship with National City Bank in place.

The credit agreement contains certain covenants with which the Company must comply. These covenants contain provisions common to a loan of this type and include such items as; a minimum consolidated net worth of FCC to be no less than 400% of the outstanding balance of the debt; Statutory capital and surplus of Universal Guaranty Life Insurance Company be maintained at no less than $6,500,000; an earnings covenant requiring the sum of the pre-tax earnings of Universal Guaranty Life Insurance Company and its subsidiaries (based on Statutory Accounting Practices) and the after-tax earnings plus non-cash charges of FCC (based on parent only GAAP practices) shall not be less than two hundred percent (200%) of the Company's interest expense on all of its debt service. The Company is in compliance with all of the covenants of the agreement.

B.  SUBORDINATED DEBT

The subordinated debt was incurred June 16, 1992 as a part of the acquisition of the now dissolved Commonwealth Industries Corporation,
(CIC). The 10-year notes bear interest at the rate of 7 1/2% per annum, payable semi-annually beginning December 16, 1992. These notes provide for principal payments equal to 1/20th of the principal balance due with each interest installment beginning December 16, 1997, with a final payment due June 16, 2002. In addition to regularly scheduled semi-annual principal payments, the Company made principal reduction payments totaling $2,608,099 on November 23, 1998, and $500,000 on December 16, 1998, on its 10 year subordinated debt. The additional principal payments were facilitated through borrowings from affiliated party and ultimate parent, United Trust, Inc. The original 20-year notes bear interest at the rate of 8 1/2% per annum on $2,879,354 and 8.75% per annum on $504,962 payable semi-annually with a lump sum principal payment due June 16, 2012. In May of 1998, $650,511 of the 20 year debt was retired through a capital contribution by UTG's parent companies. The capital contribution was facilitated through the aforementioned parent companies acquisition of the debt.

C.  AFFILIATED NOTES PAYABLE

United Income, Inc. holds two promissory notes receivable totaling $850,000 due from FCC. Each note bears interest at the rate of 1% over prime as published in the Wall Street Journal, with interest payments due quarterly. Principal of $150,000 is due upon the maturity date of June 1, 1999, with the remaining principal payment of $700,000 becoming due upon the maturity date of May 8, 2006.

United Trust, Inc. holds three promissory notes receivable totaling $1,550,000 due from FCC. Each note bears interest at the rate of 1% over prime as published in the Wall Street Journal, with interest payments due quarterly. Principal of $250,000 is due upon the maturity date of June 1, 1999, with the remaining principal payment of $1,300,000 becoming due upon maturity in 2006.

In November 1998 FCC borrowed $2,608,099 from UTI to facilitate the prepayment of principal on its 10 year subordinated 10-year debt. The note bears interest at the rate of 7.50%, with interest payments due quarterly and principal due upon maturity of the note on December 31, 2005. In addition, FCC borrowed $6,300,000 from UTI to facilitate the prepayment of principal on the senior debt. This note bears interest at the rate of 9/16% over the prime rate of interest as published in the Wall Street Journal, with interest payments due quarterly and principal due upon maturity of the note on December 31, 2006.

Scheduled principal reductions on the Company's debt for the next five years is as follows:

              Year      Amount

              1999   $   626,714
              2000       226,714
              2001       226,714
              2002     1,586,925
              2003             0


12.  OTHER CASH FLOW DISCLOSURES

On  a cash basis, the Company paid $1,686,657, $1,658,703 and $1,700,973 in interest expense for the years 1998, 1997 and 1996, respectively. The Company paid $15,805, $57,277 and $17,634 in federal income tax for 1998, 1997 and 1996, respectively.

One of the Company's insurance subsidiaries ("UG") entered into a coinsurance agreement with Park Avenue Life Insurance Company ("PALIC") at September 30, 1996. At closing of the transaction, UG received a coinsurance credit of $28,318,000 for policy liabilities covered under the agreement. UG transferred assets equal to the credit received. This transfer included policy loans of $2,855,000 associated with policies under the agreement and a net cash transfer of $19,088,000 after deducting the ceding commission due UG of $6,375,000. To provide the cash required to be transferred under the agreement, the Company sold $18,737,000 of fixed maturity investments.


13.  CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in financial institutions that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

14.  NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) 128 entitled Earnings per share, which is effective for financial statements for fiscal years beginning after December 15, 1997. SFAS 128 specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. The Statement's objective is to simplify the computation of earnings per share, and to make the U.S. standard for computing EPS more compatible with the EPS standards of other countries.

This statement was adopted for the 1997 Financial Statements. For all periods presented the computation of diluted earnings per share is the same as basic earnings per share since the Company had no dilutive instruments outstanding. Adopting the new standard required the Company to change its financial presentation and disclosure, but did not affect the Company's financial position or results of operations.

The FASB has issued SFAS 130 entitled Reporting Comprehensive Income, which is effective for financial statements for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in shareholders' equity, except those arising from transactions with shareholders, and includes net income and net unrealized gains (losses) on securities. SFAS 130 was adopted as of January 1, 1998. Adopting the new standard required the Company to make additional disclosures in the consolidated financial statements, but did not affect the Company's financial position or results of operations.

All items of other comprehensive income reflect no related tax effect, since the Company has an allowance against the collection of any future tax benefits. In addition, there was no sale or liquidation of investments requiring a reclassification adjustment for the period presented.

The FASB has issued SFAS 131 entitled, Disclosures about Segments of an Enterprise and Related Information, which is effective for financial statements for fiscal years beginning after December 15, 1997. SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance. SFAS 131 was adopted as of January 1, 1998. Adopting the new standard had no affect on the Company's financial position or results of operations, since the Company has no reportable operating segments.

The  FASB  has  issued  SFAS  132  entitled, Employers'  Disclosures  about
Pensions  and  Other  Postretirement  Benefits,  which  is  effective   for
financial statements for fiscal years beginning after December 15, 1997. SFAS 132 revises current disclosure requirements for employer provided post-retirement benefits. The statement does not change retirement measurement
or  recognition  issues.   SFAS 132 was adopted  as  of  January  1,  1998.
Adopting the new standard had no affect on the Company's financial position or results of operations, since the Company has no pension plan or other obligation for post-retirement benefits.

The   FASB   has  issued  SFAS  133  entitled,  Accounting  for  Derivative
Instruments and Hedging Activities, which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a specific type of exposure hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The adoption of SFAS 133 is not expected to have a material effect on the Company's financial position or results of operations, since the Company has no derivative or hedging type investments.

15.  CHANGE IN CONTROL OF UNITED TRUST, INC.

On November 20, 1998, First Southern Funding, Inc., a Kentucky corporation, ("FSF") and affiliates acquired 929,904 shares of common stock of United Trust, Inc., an Illinois corporation, ("UTI") from UTI and certain UTI shareholders. As consideration for the shares, FSF paid UTI $10,999,995 and certain shareholders of UTI $999,990 in cash. FSF and affiliates employed working capital to make these purchases of common stock, including funds on hand and amounts drawn under existing lines of credit with Star Bank, NA. FSF borrowed $7,082,878 and First Southern Bancorp, Inc., an affiliate of FSF, borrowed $495,775 in making the purchases. FSF and affiliates expect to repay the borrowings through the sale of assets they currently own.

Details of the transaction can be outlined as follows: FSF acquired 389,715 shares of UTI common stock at $10.00 per share. These shares represented stock acquired during 1997 by UTI in private transactions. Additionally, FSF acquired 473,523 shares of authorized but unissued common stock at $15.00 per share. FSF acquired 66,666 shares of common stock from UTI CEO Larry Ryherd, and his family, at $15.00 per share. FSF has committed to purchase $2,560,000 of face amount of UTI convertible notes from certain officers and directors of UTI for a cash price of $3,072,000 by March 1, 1999. FSF is required to convert the notes to UTI common stock by July 31, 2000. UTI has granted, for nominal consideration, an irrevocable, exclusive option to FSF to purchase up to 1,450,000 shares of UTI common stock for a purchase price in cash equal to $15.00 per share, with such option to expire on July 1, 2001. UTI has also caused three persons designated by FSF to be appointed, as part of the maximum of 11, to the Board of Directors of UTI.

Following the transactions described above, and together with shares of UTI acquired on the market, FSF and affiliates currently own 1,073,577 shares of UTI common stock (43.1%) becoming the largest shareholder of UTI. Through the shares acquired and options owned, FSF can ultimately own over 51% of UTI. Mr. Jesse T. Correll is the majority shareholder of FSF, which is an affiliate of First Southern Bancorp, Inc., a bank holding company that owns a bank that operates out of 14 locations in central Kentucky.


16.  PROPOSED MERGER

On March 25, 1997, the Board of Directors of UTI and UII voted to recommend to the shareholders a merger of the two companies. Under the Plan of Merger, UTI would be the surviving entity with UTI issuing one share of its stock for each share held by UII shareholders.

UTI owns 53% of United Trust Group, Inc., an insurance holding company, and UII owns 47% of United Trust Group, Inc. At the time the decision to merge was made, neither UTI nor UII have any other significant holdings or business dealings. The Board of Directors of each company thus concluded a merger of the two companies would be in the best interests of the shareholders. The merger will result in certain cost savings, primarily related to costs associated with maintaining a corporation in good standing in the states in which it transacts business.

A vote of the shareholders of UTI and UII regarding the proposed merger is anticipated to occur sometime during the second quarter of 1999.

17.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                   1998
                        1st             2nd             3rd             4th

Premiums and policy
 fees, net         $  7,231,481   $   7,111,079   $  6,243,869    $  5,809,648
Net investment
 income               3,738,105       3,797,376      3,804,066       3,740,458
Total revenues       11,080,718      10,436,960      9,632,383       9,224,802
Policy benefits
including dividends   6,827,040       6,287,460      6,217,272       6,140,602
Commissions and
 amortization of
  DAC and COI         1,686,864       1,418,423      1,350,553       4,330,448
Operating and
  interest expenses   2,620,664       2,776,983      2,321,915       4,408,983
Operating income
 (loss)                 (53,850)        (45,906)      (257,357)     (5,655,231)
Net income (loss)        31,311         (24,667)       446,540      (1,726,064)
Basic and diluted earnings
 (loss) per share        313.11         (246.67)      4,465.40      (17,260.64)


                                              1997
                          1st           2nd             3rd            4th

Premiums and policy
 fees, net         $  7,926,386   $   7,808,782   $  6,639,394    $  6,264,683
Net investment
 income               3,859,875       3,839,519      3,691,584       3,491,699
Total revenues       11,781,878      11,687,887     10,216,109       9,664,744
Policy benefits
including dividends   7,718,015       6,861,699      6,467,739       6,007,718
Commissions and
amortization of
 DAC and COI          1,670,854       1,174,116      1,727,317       1,571,438
Operating and
 interest expenses    2,884,663       3,084,239      2,778,435       1,885,475
Operating income
 (loss)                (491,654)        567,833       (757,382)        200,113
Net income (loss)       (23,565)         27,351       (512,444)       (414,719)
Basic and diluted earnings
 (loss) per share       (235.65)         273.51      (5,124.44)      (4,147.19)

                                              1996
                         1st             2nd            3rd           4th

Premiums and policy
 fees, net         $  7,637,503   $   8,514,175   $  7,348,199    $  7,444,581
Net investment
 income               3,974,407       3,930,487      4,002,258       3,994,955
Total revenues       12,513,692      12,187,077     11,331,283      10,444,059
Policy benefits
including dividends   6,528,760       7,083,803      8,378,710       8,334,759
Commissions and
amortization of
 DAC and COI          2,567,921       2,298,549      1,734,048       3,314,436
Operating and interest
 expenses             3,616,660       3,072,535      3,685,600         910,771
Operating income
 (loss)                (198,649)       (267,810)    (2,467,075)    (3,869,480)
Net income (loss)       268,675         (93,640)    (1,563,817)      (271,915)
Basic and diluted earnings
 (loss) per share      2,686.75         (936.40)    (15,638.17)     (2,719.15)

                         UNITED TRUST GROUP, INC.
                  SUMMARY OF INVESTMENTS - OTHER THAN
                    INVESTMENTS IN RELATED PARTIES
                       As of December 31, 1998
                                                           Schedule I

  Column A                       Column B     Column C     Column D

                                                           Amount at
                                                           Which Shown
                                                           in Balance
                                 Cost         Value        Sheet

Fixed maturities:
  Bonds:
       United States Goverment and
          government agencies
           and authorities     $ 36,809,239 $ 37,133,507 $ 36,809,239
       State, municipalities,
        and political
          subdivisions           23,835,306   24,878,182   23,835,306
       Collateralized mortgage
        obligations               9,406,895    9,524,931    9,406,895
       Public utilities          41,724,208   43,525,913   41,724,208
       All other corporate
        bonds                    62,465,200   64,822,846   62,465,200
  Total fixed maturities        174,240,848$ 179,885,379  174,240,848

Investments held for sale:
  Fixed maturities:
       United States Goverment and
          government agencies
           and authorities        1,434,636 $  1,437,901    1,437,901
       State, municipalities,
        and political
          subdivisions               35,000       42,224       42,224
       Public utilities                   0            0            0
       All other corporate
        bonds                        25,000       25,281       25,281
                                  1,494,636 $  1,505,406    1,505,406

  Equity securities:
       Banks, trusts and
        insurance companies       1,935,619 $  1,607,798    1,607,798
       All other corporate
        securities                  789,442      479,618      479,618
                                  2,725,061 $  2,087,416    2,087,416


Mortgage loans on real estate    10,941,614                10,941,614
Investment real estate            8,979,183                 8,979,183
Real estate acquired in
 satisfaction of debt             1,550,000                 1,550,000
Policy loans                     14,134,041                14,134,041
Other long-term
 investments                      1,746,278                 1,746,278
Short-term investments            1,062,796                 1,062,796
  Total investments           $ 216,874,457             $ 216,247,582

                        UNITED TRUST GROUP, INC.
                  CONDENSED FINANCIAL INFORMATION OF
                 REGISTRANT PARENT ONLY BALANCE SHEETS
                   As of December 31, 1998 and 1997

                                        Schedule II


                               1998        1997

ASSETS

  Investment in affiliates$ 33,012,770$ 34,683,168
  Cash and cash equivalents     52,127      25,980
  Notes receivable from
    Affiliate                6,301,894   9,781,602
  Accrued interest income       22,856      34,455
          Total assets    $ 39,389,647$ 44,525,205




LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Notes payable            $ 5,505,038 $ 9,635,257
  Notes payable to affiliate   146,345     146,345
  Income taxes payable          12,467       5,175
  Accrued interest payable      21,074      34,455
  Other liabilities            380,115     413,429
          Total liabilities  6,065,039  10,234,661




Shareholders' equity:
  Common stock              46,577,216  45,926,705
  Accumulated deficit      (12,867,333)(11,594,453)
  Accumulated other
   comprehensive income       (385,275)    (41,708)
          Total shareholders'
           equity           33,324,608  34,290,544
          Total liabilities and
           shareholders'
            equity        $ 39,389,647$ 44,525,205

                    UNITED TRUST GROUP, INC.
               CONDENSED FINANCIAL INFORMATION OF
          REGISTRANT PARENT ONLY STATEMENTS OF OPERATIONS
               Three Years Ended December 31, 1998

                                                 Schedule II

                              1998       1997      1996

Revenues:

  Interest income from
    Affiliates            $  743,080 $ 782,892 $  792,046
  Other income                37,435    37,641     34,600
                             780,515   820,533    826,646


Expenses:

  Interest expense           696,543   776,230    789,496
  Interest expense to
    Affiliates                12,439     6,662      2,550
  Operating expenses           5,115     5,585      4,624
                             714,097   788,477    796,670

  Operating income            66,418    32,056     29,976

  Income tax credit
   (expense)                 (12,467)   (5,362)    (4,664)
  Equity in loss of
   Subsidiaries           (1,326,831) (950,071)(1,686,009)
          Net loss      $ (1,272,880)$(923,377)(1,660,697)

  Basic loss per
   share from continuing
     operations and
      net loss          $ (12,728.80)(9,233.77)(16,606.97)

  Diluted loss per
   share from continuing
     operations and
      net loss          $ (12,728.80)(9,233.77)(16,606.97)

  Basic weighted average
   shares outstanding            100       100        100

  Diluted weighted average
   shares outstanding            100       100        100

                     UNITED TRUST GROUP, INC.
          CONDENSED FINANCIAL INFORMATION OF REGISTRANT
              PARENT ONLY STATEMENTS OF CASH FLOWS
              Three Years Ended December 31, 1998


                                                         Schedule II

                                      1998       1997      1996

Increase (decrease) in cash
 and cash equivalents
Cash flows from operating activities:
   Net loss                      $(1,272,880)$(923,377)(1,660,697)
   Adjustments to reconcile
    net loss to net cash
     provided by (used in)
      operating activities:
  Equity in loss of subsidiaries   1,326,831   950,071  1,686,009
  Change in accrued interest income   11,599       747          0
  Change in accrued interest payable (13,381)     (747)         0
  Change in income taxes payable       7,292    (1,488)     3,442
  Change in other liabilities        (33,314)  (38,834)  (139,256)
Net cash provided by (used in)
 operating activities                 26,147   (13,628)  (110,502)

Cash flows from investing activities:
  Proceeds for fractional shares
   from reverse stock
    split of subsidiary                    0        79          0
  Purchase of stock of affiliates          0         0    (95,000)
Net cash provided by (used in)
 investing activities                      0        79    (95,000)

Cash flows from financing activities:
  Receipt of principal on notes
   receivable from affiliate       3,479,707   258,252          0
  Payments of principal
   on notes payable               (3,479,707) (258,252)         0
  Capital contribution from
    affiliates                             0         0    200,000
Net cash provided by
 financing activities                      0         0    200,000

Net increase (decrease) in
 cash and cash equivalents            26,147   (13,549)    (5,502)
Cash and cash equivalents
 at beginning of year                 25,980    39,529     45,031
Cash and cash equivalents
 at end of year                   $   52,127 $  25,980 $   39,529

                     UNITED TRUST GROUP, INC.
                           REINSURANCE
     As of December 31, 1998 and the year ended December 31, 1998

                                                          Schedule IV





  Column A Column B     Column C    Column D     Column E    Column F

                                                           Percentage
                      Ceded to    Assumed                  of amount
                      other       from other               assumed to
         Gross amount companies   companies*   Net amount  net






Life insurance
in force $3,424,677,000 $924,404,000 $1,036,005,000 $3,536,278,000  29.3%



Premiums and policy fees:

Life
insurance$   30,685,493 $  4,492,304 $       20,091 $   26,213,280   0.1%

Accident and health
insurance       233,025       50,228              0        182,797   0.0%

         $   30,918,518 $  4,542,532 $       20,091 $   26,396,077   0.1%

                       UNITED TRUST GROUP, INC.
                            REINSURANCE
     As of December 31, 1997 and the year ended December 31, 1997


                                                            Schedule IV




 Column A Column B     Column C     Column D     Column E    Column F

                                                            Percentage
                      Ceded to     Assumed                  of amount
                      other        from other               assumed to
         Gross amount companies    companies*   Net amount  net






Life insurance
in
 force $3,691,867,000 $1,022,458,000 $1,079,885,000 $3,749,294,000   28.8%



Premiums and policy fees:

Life
Insurance $33,133,414 $    4,681,928 $            0 $   28,451,486    0.0%

Accident and health
 insurance    240,536         52,777              0       187,759     0.0%

         $ 33,373,950 $    4,734,705 $            0 $  28,639,245     0.0%




* All assumed business represents the Company's participation in the Servicemen's Group Life
   Insurance Program (SGLI).

                        UNITED TRUST GROUP, INC.
                             REINSURANCE
      As of December 31, 1996 and the year ended December 31, 1996

                                                           Schedule IV





 Column A Column B     Column C     Column D    Column E    Column F

                                                           Percentage
                      Ceded to     Assumed                 of amount
                      other        from other              assumed to
         Gross amount companies    companies*  Net amount  net






Life insurance
in
force  $3,952,958,000 $1,108,534,000 $1,271,766,000 4,116,190,000   30.9%



Premiums and policy fees:

Life
Insurance$ 35,633,232 $   4,896,896 $            0    30,736,336    0.0%

 Accident
  and health
 insurance    258,377        50,255              0       208,122    0.0%

         $ 35,891,609 $   4,947,151 $            0    30,944,458    0.0%





* All assumed business represents the Company's participation in the Servicemen's Group Life
   Insurance Program (SGLI).

                      UNITED TRUST GROUP, INC.
                  VALUATION AND QUALIFYING ACCOUNTS
          For the years ended December 31, 1998, 1997 and 1996
                                                          Schedule V
                          Balance at Additions
                          Beginning  Charges                Balances at
Description               Of Period  and Expenses Deductions End of Period

December 31, 1998

Allowance for doubtful accounts -
    mortgage loans      $  10,000    $  70,000    $  10,000     $  70,000


December 31, 1997

Allowance for doubtful accounts -
    mortgage loans      $  10,000    $       0    $       0     $  10,000


December 31, 1996

Allowance for doubtful accounts -
    mortgage loans      $  10,000    $       0    $       0     $  10,000
